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Exhibit 5.2

        Richards, Layton & Finger
A PROFESSIONAL ASSOCIATION
 ONE RODNEY SQUARE
 P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700
FAX: (302) 651-7701
WWW.RLF.COM

April 10, 2003

Prudential Financial Capital Trust II
Prudential Financial Capital Trust III
Prudential Financial, Inc.
751 Broad Street
Newark, NJ 07102

Re:	Prudential Financial Capital Trust II & Prudential Financial Capital Trust III

Ladies and Gentlemen:

        We have acted as special Delaware counsel for Prudential Financial, Inc., a New Jersey corporation (the "Company"), Prudential Financial Capital Trust II, a Delaware statutory trust ("Trust II"), and Prudential Financial Capital Trust III, a Delaware statutory trust ("Trust III", together with Trust II the "Trusts" and each sometimes hereinafter individually referred to as a "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

        For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

  (a)
  The Certificate of Trust of Trust II (the "Trust II Certificate of Trust"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on April 2, 2003;

  (b)
  The Certificate of Trust of Trust III (the "Trust III Certificate of Trust" together with the Trust II Certificate the "Certificates of Trust"), as filed in the office of the Secretary of State on April 2, 2003;

  (c)
  The Declaration of Trust of Trust II ("Declaration II"), dated as of April 2, 2003, among the Company and the trustees of the Trust named therein;

  (d)
  The Declaration of Trust of Trust III ("Declaration III, together with Declaration II the "Declarations of Trust"), dated as of April 2, 2003, among the Company and the trustees of the Trust named therein;

  (e)
  A form of Amended and Restated Declaration of Trust of each of the Trusts (including Annex I and Exhibits A-1 and A-2 thereto) (together the "Declarations"), to be entered into among the Company, as sponsor, the trustees of the applicable Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the applicable Trust, incorporated by reference in the Registration Statement (as defined below);

  (f)
  The Registration Statement on Form S-3 (the "Registration Statement") relating, inter alia, to the preferred securities of the Trusts representing undivided beneficial interests in the assets of the Trusts (each, a "Preferred Security" and collectively, the "Preferred Securities"), as proposed to be filed by the Company and the Trusts with the Securities and Exchange Commission on or about April 10, 2003; and

  (g)
  A Certificate of Good Standing for each of the Trusts, dated April 8, 2003, obtained from the Secretary of State.

        Capitalized terms used herein and not otherwise defined are used as defined in the Declarations.

        For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

        With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

        For purposes of this opinion, we have assumed (i) that the Declarations of Trust and the Certificates of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each party to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each party to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trusts (collectively, the "Preferred Security Holders") of a Preferred Security Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Declarations and the Registration Statement, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Declarations and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

        This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

        Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1.    Each of the Trusts have been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

          2.    The Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the applicable Trust.

          3.    The Preferred Security Holders, as beneficial owners of the applicable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Declarations.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

EAM/wrm

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  Exhibit 5.2